EXHIBIT 99.01

                  Cellegy Completes Acquisition of Anogesic(R), a Unique Product for Treatment of Anal Fissures and Hemorrhoids

         Foster City, California, January 8, 1998 - Cellegy Pharmaceuticals, Inc. (Nasdaq National Market: CLGY) announced today that it has acquired a promising new topical product candidate for the treatment of hemorrhoids and anal fissures. The product, Anogesic(R), was purchased from Neptune Pharmaceutical Corporation of New York City. The companies had previously entered into a binding letter of intent in November of last year.

         Each year in the U.S. alone, some 9 million patients seek treatment from physicians for hemorrhoids. In addition, there are approximately 200,000 new cases of anal fissures per year, over half requiring expensive and painful surgical intervention which sometimes leaves patients incontinent. Despite the fact that existing treatments provide only partial symptomatic relief, sales of products currently used to treat anal fissures and hemorrhoids are estimated to be more than $500 million in the U.S., Europe and Japan.

         Anogesic is a unique, nitroglycerin-based product which, based on published studies on over 400 patients, appears to effectively heal anal fissures and hemorrhoids. Clinical studies published in the New England Journal of Medicine and The Lancet have shown that nitroglycerin promotes healing and is capable of rapidly relieving intense pain of anal fissures. In the Lancet study, 80 patients suffering from chronic anal fissures, which would ordinarily require surgery in order to effect a cure, were randomized to receive treatments with topical 0.2% nitroglycerin ointment or placebo. After 8 weeks, healing was observed in 26/38 (68%) patients treated with nitroglycerin, but only in 3/39 (8%) patients treated with placebo (p + 0.0001).

         Anogesic is protected by two broad U.S. patents which cover the use of any nitric oxide donor for the treatment of anorectal disorders. Both patents were issued last year, the most recent in December 1997. In addition, numerous patent applications have been filed in overseas markets.

         Commenting on the acquisition, K. Michael Forrest, Cellegy's President and CEO, stated, "We believe that Anogesic will provide patients suffering from chronic anal fissures and hemorrhoids with a simple and effective alternative to surgery without the risk of incontinence that is sometimes caused by invasive procedures. The market for such a product is large and unsatisfied." Cellegy plans to begin Phase III clinical trials with Anogesic in 1998. Anogesic will incorporate Cellegy's proprietary CELLEDIRM technology to assist in mitigating the inflammation usually present in these conditions.

         Neptune Pharmaceutical was founded by Dr. Stephen R. Gorfine, a prominent colorectal surgeon, whose pioneering work led to the discovery of Anogesic. Dr. Gorfine is an Assistant Clinical Professor of Surgery at Mt. Sinai Medical School in New York City and is board certified in colon and rectal surgery, general surgery and internal medicine. He will serve as a Cellegy consultant during the completion of the Phase III clinical trials.

         Cellegy Pharmaceuticals is engaged in the development of a new generation of prescription drugs and high performance cosmeceutical products based upon its patented topical

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and  transdermal  delivery  technologies.  In addition to  Anogesic,  Cellegy is simultaneously testing and developing a transdermal testosterone gel for the treatment of hypogonadism, a condition which results in decreased energy and libido in men, generally over the age of 40. Both products are expected to enter Phase III clinical trials during 1998. The Company's most advanced prescription dermatologic drug, Glylorin(TM), has been licensed to Glaxo Wellcome and is nearing completion of Phase III clinical trials, the last testing phase required by the FDA before market approval of a drug in the U.S. may be sought.

         This press release contains forward-looking statements. Many factors could cause actual results to differ materially from those anticipated by the statements made in this press release. Among, but not limited to these, are unexpected regulatory delays or difficulties relating to Anogesic or other products of Cellegy and the outcomes of future clinical trials relating to products under development.

For More Information:

Company Contacts: (650) 524-1600

Richard Juelis                                       K. Michael Forrest
Vice President, Finance & CFO                        President & CEO

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